UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 1, 2016 (February 29, 2016)

HEMISPHERX BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27072	52-0845822
(state or other juris-	(Commission	(I.R.S. Employer
diction of incorporation)	File Number)	(Identification No.)

1617 JFK Boulevard, Suite 500, Philadelphia, PA	19103
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (215) 988-0080

1617 JFK Boulevard, Suite 500, Philadelphia, PA 19103
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 29, 2016, the Compensation Committee of the Board of Directors of Hemispherx, Inc. (the “Company”) approved an amendment to the Company’s 2016 Senior Executive Deferred Cash Performance Award Plan (the “Plan”). As amended, the Plan provides for a change to the amount to be withheld from salary and director’s fees (collectively, “Compensation”) of Thomas K. Equels, the Company’s Chief Executive Officer, President, Executive Vice Chairman of the Board, Secretary and General Counsel, for the 3-month period commencing February 1, 2016 (the “Initial Period”) and thereafter. For the payroll periods ended on February 15 and 29, 2016, 50% of Mr. Equels’ Compensation was withheld. For the remainder of the Initial Period, 100% of Mr. Equels’ Compensation is being withheld. Following the Initial Period and during any period the Plan is in effect, the percentage withheld from Mr. Equels’ Compensation shall be at least 50%, there of, provided that any amounts in excess of 50% shall be as agreed upon by the Committee and Mr. Equels. Notwithstanding the foregoing, the amount of Compensation to be withheld during any periods commencing on and after March 1, 2016 shall not include the amount necessary, on an after-tax basis, to fund applicable FICA, FUTA and other governmental welfare benefit taxes (both federal and state) and any health or other insured benefits for which Mr. Equels contributes to the cost.

As disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 4, 2016, the Company established the Plan to both conserve cash and create appropriate incentives for senior executives to be rewarded based upon the performance of the Company.

Mr. Equels has stated that he has agreed to increase the amount of his Compensation withheld from 50% to 100% to fully align his compensation with his ability to increase stockholder value.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. Description

10.1	Amended and Restated 2016 Senior Executive Deferred Cash Performance Award Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEMISPHERX BIOPHARMA, INC.

March 1, 2016	By:	/s/ Thomas K. Equels
Thomas K. Equels, President